INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Jingwei International Limited (File No. 333- 170214) of our report dated March 30, 2011, with respect to our audits of the consolidated financial statements of Jingwei International Limited and subsidiaries as of December 31, 2010 and 2009 and for the years ended December 31, 2010 and 2009, which report is included in this Amendment No. 2 to the Annual Report on Form 10-K/A of Jingwei International Limited and subsidiaries for the year ended December 31, 2010 and the references to our firm under the heading “Experts.”

/s/Bernstein & Pinchuk LLP

Bernstein & Pinchuk LLP
New York, New York
March 9, 2012